Exhibit 99.1

Internet Grows to Nearly 220 Million Domain Names in Third Quarter

RESTON, VA – December 22, 2011 – Nearly five million domain names were added to the Internet in the third quarter of 2011, bringing the total number of registered domain names to nearly 220 million worldwide across all domains, according to the latest Domain Name Industry Brief, published by VeriSign, Inc. (NASDAQ: VRSN), the trusted provider of Internet infrastructure services for the networked world.

The increase of 4.9 million domain names equates to a growth rate of 2.3 percent over the second quarter of 2011, and marks the third straight quarter with greater than 2 percent growth. The Internet saw the addition of 4.5 million domain names in the first quarter (a 2.2 percent increase) and 5.2 million domain names in the second quarter (a 2.5 percent increase).

The .com and .net Top Level Domains (TLDs) experienced aggregate growth in the third quarter, reaching a combined total of 112 million names. New .com and .net registrations totaled 7.9 million during the quarter. This is a 5.9 percent increase year-over-year in new registrations.

Domain Brief Highlights New Use Categories for gTLDs

The latest issue of the Domain Name Industry Brief focuses on some of the new use categories that are likely to emerge out of the Internet Corporation for Assigned Names and Numbers (ICANN) plan to introduce new generic TLDs (gTLDs).

The article examines how the new gTLD process could herald the emergence of a wide range of new uses for gTLDs that could change how Internet users interact with the global addressing system. These new use categories include gTLDs that represent specific brands, hobbies, geographic locations, cultural communities, internationalized domain names, industry sectors and specific Internet-enabled services.

Verisign publishes the Domain Name Industry Brief to provide Internet users throughout the world with significant statistical and analytical research and data on the domain name industry and the Internet as a whole. Copies of the 2011 third quarter Domain Name Industry Brief, as well as previous reports, can be obtained at: http://www.verisigninc.com/DNIB.

About Verisign

VeriSign, Inc. (NASDAQ: VRSN) is the trusted provider of Internet infrastructure services for the networked world. Billions of times each day, Verisign helps companies and consumers all over the world connect between the dots. Additional news and information about the company is available at www.verisigninc.com.

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Statements in this announcement other than historical data and information constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended and Section 21E of the Securities Exchange Act of 1934 as amended. These statements involve risks and uncertainties that could cause Verisign’s actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, among others, the uncertainty of future revenue and profitability and potential fluctuations in quarterly operating results due to such factors as increasing competition, pricing pressure from competing services offered at prices below our prices and changes in marketing practices including those of third-party registrars; challenging global economic conditions; challenges to ongoing privatization of Internet administration; the outcome of legal or other challenges resulting from our activities or the activities of registrars or registrants; new or existing governmental laws and regulations; changes in customer behavior, Internet platforms and web-browsing patterns; the inability of Verisign to successfully develop and market new services; the uncertainty of whether our new services will achieve market acceptance or result in any revenues; system interruptions; security breaches; attacks on the Internet by hackers, viruses, or intentional acts of vandalism; the uncertainty of the expense and duration of transition services and requests for indemnification relating to completed divestitures; the uncertainty of whether Project Apollo will achieve its stated objectives; the impact of the introduction of new gTLDs; the uncertainty of whether the .com Registry Agreement renewal will occur by December 1, 2012, if at all; and when a Chief Financial Officer will be named. More information about potential factors that could affect the company’s business and financial results is included in Verisign’s filings with the Securities and Exchange Commission, including in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Verisign undertakes no obligation to update any of the forward-looking statements after the date of this announcement.

Contacts

Investor Relations: David Atchley, datchley@verisign.com, 703-948-4643

Media Relations: Erin Collins, ecollins@verisign.com, 571-455-8512

©2011 VeriSign, Inc. All rights reserved. VERISIGN, the VERISIGN logo, and other trademarks, service marks, and designs are registered or unregistered trademarks of VeriSign, Inc. and its subsidiaries in the United States and in foreign countries. All other trademarks are property of their respective owners.